Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), effective as of February 1, 2015 (the “Effective Date”), is entered into by and between Cyalume Technologies, Inc., a Delaware corporation (the “Company”), Cyalume Technologies Holdings, Inc., a Delaware corporation (“Holdings”) and Zivi Nedivi (“Employee”) (collectively, the “Parties” and, each, a “Party”).

WHEREAS, the Company, Holdings and East Shore Ventures, LLC, a Florida limited liability company (“Contractor”) are parties to that certain Services Agreement dated April 2, 2012, as amended by that certain Amendment No. 1 to Services Agreement dated September 10, 2012 and that certain Amendment No. 2 to Services Agreement dated April 30, 2013 (together, the “Services Agreement”);

WHEREAS, pursuant to the Services Agreement, the Contractor was a consultant to the Company and provided to it services of the type customarily performed by a Chief Executive Officer (“CEO”) and Employee, a member and employee of Contractor, personally provided such services; and

WHEREAS, the Company and Holdings desire to employ Employee as CEO of the Company and Holdings, and Employee desires to be employed by the Company and Holdings upon the terms and conditions set forth herein.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.          Services. Employee shall render to the Company and Holdings, and their direct and indirect subsidiaries and affiliates (collectively, the “Company Group”), services consistent with those typically performed by a CEO of a publically-traded company and such other duties commensurate with such a position as shall be specified or designated by the Board of Directors of the Company (the “Board”) from time to time (the “Services”). The Services shall be exclusively and personally performed by Employee. Employee may delegate duties to other employees of the Company as he reasonably determines is in the best interest of the Company, consistent with the general authority and power given to him hereunder. Although Employee’s primary residence is in Israel, where he will, among other things, be working on the Company Group’s Israel initiatives, Employee shall spend whatever time is necessary at the Company Group’s facilities in the United States (including, but not limited to the Company’s executive offices located in Fort Lauderdale, Florida), and shall undertake such further travel, as is reasonably necessary to satisfactorily perform the Services.

2.          Term. Employee’s engagement hereunder shall commence on the Effective Date and shall continue for a period of three (3) years thereafter (the “Initial Term”), subject to earlier termination exclusively as provided for in Section 6 below, and subject to extension as provided in the following sentence. Following the Initial Term, provided Notice of Non-Renewal has not been given (as defined in and in accordance with the provisions of Section 6.6 below), Employee’s engagement hereunder shall automatically be extended for successive, additional one-year periods (each a “Renewal Term”), subject to earlier termination exclusively as provided for in Section 6 below. For the purposes of this Agreement, the “Term” shall mean the period of Employee’s engagement hereunder.

3.           Compensation and Benefits.

3.1           Salary. The Company shall pay Employee an annual base salary (“Base Salary”) of Four Hundred Fifty Thousand dollars ($450,000.00), at normal payroll intervals and less applicable deductions and withholdings, which shall be subject to annual adjustments at the sole discretion of the Board of Directors of the Company. The Base Salary for any partial month in which Employee is engaged hereunder shall be pro-rated based on the number of days in such partial month Employee was engaged hereunder. The Board shall review the Base Salary, at least annually, for merit increases and may be increased at any time or from time to time (but shall not be decreased) from the then current Base Salary. The Base Salary will not be reduced for any PTO described in Section 3.5 below or holidays observed by the Company that are taken by Employee during the Term. The Company shall have the ability to withhold from the compensation otherwise due to Employee under this Agreement any amounts required to be withheld from compensation from time to time under applicable law.

3.2           Bonus. During the Term only, Employee shall be eligible for an annual bonus for each fiscal year of the Company (a “Bonus”), subject to the terms and conditions of this Section 3.2. The payment and amount of any Bonus for a given fiscal year shall be based on performance targets mutually agreed upon by the Parties in writing for such fiscal year (the “Annual Performance Targets”). The Annual Performance Targets for each fiscal year shall be established within forty-five (45) days after the beginning of such fiscal year. If the Company’s performance meets, but does not exceed, the Annual Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 140% of the annualized rate of the Base Salary in effect as of the end of such fiscal year. If the Company’s performance exceeds the Annualized Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 140% of the annualized rate of the Base Salary in effect as of the end of such fiscal year, plus an additional 1% of such annualized rate for each 1% by which the Company’s performance exceeds the Annualized Performance Targets for such fiscal year. If the Company’s performance fails to meet the Annualized Performance Targets for a given fiscal year, the amount of the Bonus for such fiscal year shall equal 140% of the annualized rate of the Base Salary in effect as of the end of such fiscal year, less 2% of such annualized rate for each 1% by which the Company’s performance failed to meet the Annualized Performance Targets for such fiscal year, provided, however, that Employee shall not be eligible for any Bonus for a given fiscal year in which the Company’s performance was less than or equal to 70% of the Annualized Performance Targets for such fiscal year. Provided Employee has not been terminated under Section 6.3 below (for Cause by the Company) prior to the payment thereof, Employee shall be eligible for (i) a Bonus for each fiscal year on the last day of which Employee is engaged hereunder and (ii) if Employee’s engagement hereunder is terminated other than on the last day of a fiscal year, a pro-rated Bonus for the fiscal year during which Employee’s engagement hereunder is terminated, based on the number of full calendar months Employee was engaged hereunder during such fiscal year. Any Bonus earned for any full or partial fiscal year shall be paid in the following fiscal year within 30 days after the Company’s audited financial statements are issued, but in no event later than June 30th of such following fiscal year regardless of whether such audited financial statements are issued by such date.

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3.3          Equity.

(a)          Option. The Company’s Board of Directors previously approved the issuance of a ten year option (the “Option”) to Employee to purchase 5,015,891 shares of the Company’s Common Stock (the “Shares”) at an exercise price per Share equal to $0.09.

(b)          Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning given to such term in the Cyalume Technologies Holdings, Inc. 2014 Equity Incentive Plan.

(c)          Tax Payment.

(i)          As used herein, “Tax Payment” means an amount which, after reduction for all Taxes (as hereafter defined) as a result of the receipt of the Tax Payment, is equal to the excess, if any, of the Ordinary Income Tax (as hereafter defined) over the Capital Gain Tax (as hereafter defined).

(ii)         As used herein, “Taxes” means the Israeli, U.S. federal, state and local income tax and self-employment tax that would be imposed on Employee for the tax year in which the Option is exercised, assuming that Employee’s state and local taxes are fully deductible for U.S. federal income tax purposes.

(iii)        As used herein, “Ordinary Income Tax” means the Israeli, U.S. federal, state and local income tax and self-employment tax that Employee would pay for the tax year in which the Option is exercised, as a result of exercising the Option, without taking into account any other deductions in excess of the other income or gain that Employee may have.

(iv)        As used herein, “Capital Gain Tax” means the Israeli, U.S. federal, state and local income tax (including any additional Medicare tax under Internal Revenue Code Section 3101(b)(2)) that Employee would have been subject to if Employee had sold the shares underlying the portion of the Option which is exercised on the date of exercise for their fair market value, assuming (i) that Employee had a tax basis equal to the exercise price for such shares and (ii) no deductions in excess of the other income or gain that Employee may have, are taken.

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(v)         Employee’s tax advisors will prepare (at the cost and expense of the Company) the calculations (the “Tax Calculations”) of the Tax Payment, showing in reasonable detail the Ordinary Income Tax, Capital Gain Tax and the Taxes used in calculating the Tax Payment, for Employee for the tax year in which the Option is exercised. Employee shall give a copy of such Tax Calculations to the chief financial officer of the Company (the “CFO”), certifying that such Tax Calculations are true, correct and complete. At that time, or promptly upon request of the CFO, Employee shall also make available any additional underlying information reasonably necessary for the Company to verify the Tax Calculations to (A) the CFO for the CFO’s exclusive review and (B) if any, the independent accounting firm selected by the parties to resolve any dispute regarding the amount of the Tax Payment (as provided for below). The CFO shall not make or retain copies of any of the documents disclosed to him in connection with such review, and the CFO shall keep strictly confidential and not disclose to any other person the information contained in such documents, except that, notwithstanding anything to the contrary herein, the CFO may disclose such information as is reasonably necessary to verify the Tax Calculations to (A) the Company’s accountants or auditors and (B) if any, the independent accounting firm selected by the parties to resolve any dispute regarding the amount of the Tax Payment (as provided for below). Employee shall cooperate with the Company in the verification of the Tax Calculations. The Company shall raise any question or dispute relating to the Tax Calculations within ten (10) business days after its receipt of the Tax Calculations. If the parties cannot agree on the resolution of the issues relating to the Tax Calculations within three (3) business days, the issue shall be promptly presented to an independent accounting firm that is reasonably acceptable to all of the parties, which agrees to resolve the dispute within ten (10) business days and to keep all information disclosed in the proceeding strictly confidential. The cost of such accounting firm shall be borne by the Company, unless the accounting firm determines that that the Tax Payment is less than ninety-five percent (95%) of the amount of the Tax Payment as determined pursuant to the Tax Calculations. The Tax Payment shall be made by the Company to Employee within three (3) days after the Tax Calculations have become final.

3.4           Benefits. Employee shall be provided with health, life, and disability insurance coverage and other similar benefits substantially equivalent to those provided to senior executive employees of the Company and their families from time to time, all in accordance with the standard policies of the Company. Employee shall be permitted to participate in the Company’s 401(k) Retirement Plan.

3.5           Paid Time Off (PTO)/Sick Days. Employee shall be provided with six (6) weeks of PTO, accrued on a monthly basis, and with sick days in accordance with the standard policies of the Company. Employee shall be permitted to carry over any unused PTO into any subsequent period up to a maximum of eight (8) weeks. Upon termination of employment, Employee shall not be paid for unused sick days, but will be paid for accrued, unused PTO.

4.            Exclusivity and Reasonable Best Efforts. During the Term, (i) Employee shall in all material respects conform to and comply with the lawful directions and instructions given to it by the Board; (ii) subject to the proviso below, Employee shall devote substantially all of his business time, energy and skill to providing the Services under this Agreement; (iii) Employee shall use his reasonable best efforts to promote and serve the interests of the Company Group and to perform his duties and obligations hereunder in a diligent, trustworthy, businesslike and efficient manner; (iv) Employee shall not engage in any other business, profession or occupation for compensation or otherwise, except as provided below in this Section 4; and (v) Employee shall not engage in any activity that, directly or indirectly, impairs or conflicts with his performance of his obligations and duties to the Company Group, provided, however, that the foregoing shall not prevent Employee from (A) managing his personal affairs and passive personal investments, (B) participating in charitable, civic, educational, professional or community affairs, (C) providing services for Eilam Ltd., (D) serving on the board of directors of Urban Aeronautics and (E) serving on the board of directors of and being a passive investor in Yamasee, so long as, in the aggregate, any such activities do not unreasonably interfere or conflict with Employee’s duties hereunder or create a potential business or fiduciary conflict with any member of the Company Group, as reasonably determined by the Board.

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5.           Reimbursement for Expenses. Employee is authorized to incur reasonable expenses in the discharge of the Services, including, without limitation, travel and lodging expenses incurred when Employee travels to the United States and in furtherance of his other obligations under Section 1 above. Subject to the provisions of Section 18.1 below (“Section 409A Compliance”), the Company shall reimburse Employee for all such proper expenses (except for any compensation or benefits provided to Employee) upon presentation by Employee of itemized accounts of such expenditures. For the avoidance of doubt, Employee shall be reimbursed for each non-cancelable expense eligible for reimbursement hereunder that is incurred prior to the date Employee’s engagement is terminated hereunder (the “Termination Date”), even if the incurred expenses relates to an event occurring after the Termination Date (e.g., airline tickets purchased prior to the Termination Date for a flight occurring after the Termination Date).

6.           Termination.

6.1           Death. Employee’s engagement hereunder shall immediately and automatically be terminated upon Employee’s death.

6.2           Disability. The Board may terminate Employee’s engagement hereunder due to Employee’s Disability by providing written notice of such termination and its effective date to Employee. For the purposes of this Agreement, “Disability” shall mean Employee has been, with or without a reasonable accommodation, unable to perform the essential functions of the Services due to a physical or mental injury, infirmity or incapacity for a period of 120 consecutive days or 150 days during any twelve-month period. Any dispute as to whether Employee has a Disability shall be resolved by an independent physician (at the sole cost and expense of the Company), reasonably acceptable to Employee and the Board, whose determination shall be final and binding upon both Employee and the Company. If the Board and Employee are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who (at the sole cost and expense of the Company) shall make the determination of whether Employee has a Disability. Notwithstanding the foregoing, in the event that, as a result of earlier absence because of mental or physical incapacity, Employee incurs a “separation from service” within the meaning of such term under “Section 409A” (as defined in Section 18.1 below), Employee’s engagement hereunder shall automatically be terminated on such date as a Disability termination.

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6.3           For Cause by the Company. The Board may terminate Employee’s engagement hereunder for Cause, at any time, upon written notice reasonably detailing the grounds giving rise to Cause. For purposes of this Agreement, the term “Cause” means Employee’s (i) willful material misconduct; (ii) material failure to materially perform the Services; (iii) willful refusal to follow a reasonable and lawful directive of the Board, or committee thereof, that is materially related to and consistent with the provisions of Section 1 above; (iv) material failure to materially comply with the Company Group’s reasonable and lawful material written policies and practices, if any, applicable to Employee; (v) an act of theft, fraud or dishonesty of a material nature against any member of the Company Group that is material to the Company Group as a whole; (vi) conviction of a felony; or (vii) material breach of any material term of this Agreement; provided, however, that, in the event of conduct described in clauses (ii) (provided such conduct is not willful), (iii), (iv) and (vii) that is capable of being cured, Cause shall exist only if the Company provides written notice to Employee reasonably detailing such grounds giving rise to Cause and Employee fails to cure such grounds for Cause to the reasonable satisfaction of the Company within a reasonable period of time after delivery to Employee of such written notice, which in no event shall exceed fifteen (15) calendar days. The date of termination of Employee’s engagement hereunder in the event such engagement is terminated for Cause shall be the date on which Employee is given notice of termination under this Section 6.3, except, if a notice period is required, Employee’s engagement hereunder shall terminate upon the expiration of said notice period if Employee fails to previously cure the grounds giving rise to Cause. No termination of Employee for Cause shall be permitted unless the written notice of such termination occurs during the ninety (90) day period immediately following the date that the events or actions constituting Cause first become known to the Board.

6.4           Termination by Employee for Good Reason. Employee may terminate his engagement hereunder for Good Reason, at any time, provided that Employee provides the Company with ten (10) days’ prior written notice of such termination and such notice is given within sixty (60) days of when Good Reason first arises. For the purpose of this Agreement, “Good Reason” means (i) a material and substantial diminution in the titles, authority, duties or responsibilities as contemplated by Section 1 above (other than while Employee is temporarily physically or mentally incapacitated or as required by applicable law), (ii) a failure by the Company to pay Employee the compensation and other benefits provided for herein, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith; (iii) a requirement that Employee report to a person other than the Board; or (iv) other material breach by the Company of a material provision of this Agreement; provided (x) Employee has provided the Company with written notice reasonably detailing such breach within sixty (60) days of the occurrence thereof or, if later, within thirty (30) days of the date upon which Employee first becomes aware of such breach, and (y) the Company fails to cure (if curable) such breach within thirty (30) days after delivery to it of such written notice. The date of termination of Employee’s engagement hereunder in the event Employee terminates his engagement for Good Reason shall be the effective date of Employee’s termination for Good Reason, except that Company may waive all or any part of the above-referenced 10-day notice period or of the 30-day cure period, in which event Employee engagement hereunder shall terminate on the last day of such notice or cure period that has not been waived or, if the entire notice or cure period has been waived, the date on which the entire notice period and cure periods were waived.

6.5           Without Cause or Without Good Reason. The Company may terminate Employee’s engagement hereunder without Cause, at any time, with or without prior notice, in its sole and complete discretion, by providing written notice of such termination and its effective date to Employee. Likewise, Employee may terminate his engagement hereunder without Good Reason upon sixty (60) days prior written notice to the Board without any liability.

6.6           Expiration of the Term. Provided Employee’s engagement hereunder has not been previously terminated pursuant to the terms hereof, Employee’s engagement hereunder shall be terminated upon the expiration of the then current term if one Party provides notice to the other of its decision not to renew this Agreement upon the expiration of the then current term (“Notice of Non-Renewal”). A Notice of Non-Renewal by Employee shall be effective only if it is provided to the Company at least sixty (60) days prior to the end of the then current term.

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7.            Effect of Termination of Employee’s Engagement.

7.1           Generally. In the event Employee’s engagement hereunder terminates, Employee shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company Group, except as otherwise provided by this Section 7, in any separate written agreement between Employee and the Company or as may be required by law. In the event Employee’s engagement hereunder is terminated for any reason, including under Section 6.6 above (Expiration of the Term), Employee shall receive the following (collectively, the “Accrued Amounts”): (i) his Base Salary through and including the effective date of such termination (the “Termination Date”), which shall be paid pursuant to the terms of Section 3.1 above, (ii) payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above, (iii) to the extent due pursuant to the terms of Section 3.2 above, any unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date and, if the Termination Date is other than on the last day of a fiscal year, any pro-rated Bonus in respect to the fiscal year in which the Termination Date occurs, which, in each case, shall be paid pursuant to the terms of Section 3.2 above, and (iv) rights to indemnification by virtue of Employee s position as an officer or director of a member of the Company Group and the benefits under any directors’ and officers’ liability insurance policy maintained by any member of the Company Group.

7.2           Termination Pay. In the event Employee’s engagement is terminated by the Company pursuant to Section 6.5 above (without Cause) or Section 6.6 above (by Notice of Non-Renewal), or by Employee pursuant to Section 6.4 hereof (Good Reason), in addition to the Accrued Amounts, Employee shall be entitled to receive an amount equal to the Base Salary immediately prior to the Termination Date (“Employee’s Final Base Salary”) for a six-month period (the “Termination Pay”), subject to and in accordance with the terms of this Section 7.2. Payment of the Termination Pay is conditioned on (i) Employee’s continued compliance in all material respects with the terms of this Agreement that survive termination of Employee’s engagement hereunder; (ii) Employee signing, within fifty (50) days following the Termination Date, a General Release of Claims in the form that is annexed hereto as Exhibit A, which form may be modified as necessary to comply with the then applicable law. Payment of Employee’s Final Base Salary for the above period shall be paid in monthly installments in the same manner as provided for in Section 3.1 above, with the first such payment to be made within sixty (60) days following the Termination Date, provided that, if such 60-day period spans two calendar years, then payment of the Termination Pay shall commence in the calendar year following the year in which the Termination Date occurs. The first payment of Termination Pay shall include payment for any monthly payments that would have otherwise been paid between the Termination Date and the date of such payment.

7.3           In the event Employee’s engagement hereunder is terminated, Employee shall be deemed to have resigned from all positions held in the Company Group, including without limitation that of CEO. Upon request by the Company, Employee shall promptly sign any and all documents reflecting such resignations as of the Termination Date.

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8.            Notice of Termination. In the event Employee elects to terminate his engagement hereunder by terminating this Agreement for Good Reason under Section 6.4 above or by giving Notice of Non-Renewal under Section 6.6 above, Employee agrees to provide the Company with the applicable prior written notice of termination required by such Sections (the “Notice Period”). The Board may, in its discretion, elect to have Employee perform no Services for all or any part of the Notice Period. Additionally, during the Notice Period, (i) Employee shall perform any services the Board reasonably and lawfully requests of Employee consistent with the provisions of Section 1 above, and (ii) the Company retains the right to terminate Employee’s engagement hereunder pursuant to Section 6.3 above.

9.            Confidentiality, Non-Solicitation and Non-Competition.

9.1           Representations and Acknowledgements. Employee acknowledges and agrees that: (i) among the Company Group’s most valuable and indispensable assets are its Confidential Information (defined below) and its close relationships with its customers, suppliers and employees, which the Company Group has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) in connection with performing the Services, Employee will be exposed to and acquire the Company Group’s Confidential Information and develop, at the Company Group’s expense, special and close relationships with the Company Group’s customers and suppliers; (iii) the Company Group’s Confidential Information and close customer, supplier and employee relationships must be protected; (iv) this Section 9 is a material provision of this Agreement and the Company and Holdings would not engage Employee hereunder but for the promises and acknowledgements that Employee makes in this Section 9; and (v) to the extent required by law, the covenants in this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restricted and that such covenants do not impose a greater restraint on Employee than is necessary to protect the Company Group’s Confidential Information, close customer, supplier and employee relationships and other legitimate business interests.

9.2           Confidential Information. During the Term and at all times thereafter, Employee will not, except as required to provide the Services or as may be required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information of the Company Group. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company Group or its business or properties that the Company Group has furnished or furnishes to Employee, whether before or after the date of this Agreement, or is or becomes available to Employee by virtue of Employee’s engagement hereunder, whether tangible or intangible, and in whatever form or medium provided, as well as all information Employee generates that contains, reflects or is derived from such information that, in each case, has not been published or disclosed to, and is not otherwise known to, the public (or only known to the public, directly or indirectly, as a result of conduct by Employee that is not authorized by the Company, Holdings or any other member of the Company Group). Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by any member of the Company Group, formulae or any other information relating to the Company Group’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. In the event that a member of the Company Group is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 9.2, and of which Employee has notice or is aware, Employee shall adhere to the provisions of such other confidentiality agreement, in addition to those of this Section 9.2.

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9.3          Non-Interference and Non-Competition.

(a)          No-Interference with Customers and Suppliers; Non-Competition. Employee agrees that, during the Restricted Period (defined below), regardless of whether, or on what basis, Employee’s engagement hereunder is terminated or any claim that Employee may have against any member of the Company Group under this Agreement or otherwise, Employee shall not, without the prior written consent of the Company, directly or indirectly (defined below), actually or attempt to:

(i)          solicit, induce, contact or persuade any Customer (defined below) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with any member of the Company Group in regard to the purchase of products or services developed, marketed or sold by any member of the Company Group, or to become a customer of or enter into any contractual or other relationship with Employee or any other person or entity for products or services that are the same, similar or otherwise in competition with the products and services that the Company Group is providing, or is actively contemplating to provide pursuant to its respective members’ current business plans, in each case, as of the Termination Date (collectively, “Competing Services”); and/or

(ii)         solicit, induce, contact or persuade any supplier of goods or services to any member of the Company Group (“Supplier”) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with any member(s) of the Company Group in regard to the supplying of goods or services to such member(s) of the Company Group; and/or

(iii)        offer or provide to any Customer any Competing Services; and/or

(iv)        engage in the business of providing Competing Services in any country in which any member of the Company Group is doing business, or is actively contemplating to do business pursuant to its current business plan, in each case, as of the Termination Date.

(b)          No Interference with Employees. Employee agrees that, during the Restricted Period, regardless of whether, or on what basis, Employee’s engagement hereunder is terminated or any claim that Employee may have against any member of the Company Group under this Agreement or otherwise, Employee shall not, without the prior written consent of the Company, directly or indirectly, actually or attempt to: (i) solicit, induce or entice any employee, consultant or independent contractor of a member of the Company Group to terminate, reduce or refrain from renewing or extending such person’s or entity’s business or employment relationship with such member of the Company Group; (ii) solicit, induce or entice any employee of a member of the Company Group to engage in Competing Services; or (iii) employ or otherwise engage as an employee, independent contractor or consultant (a) any employee of the Company Group or (b) any person who was employed by the Company Group within the then prior twelve-month period.

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(c)          Definitions. For the purposes of this Section 9.3, the “Restricted Period” shall mean the Term and for a period of two (2) years thereafter, except that such period shall be extended for any period therein during which Employee was in violation of any provision of this Section 9.3. Notwithstanding the foregoing, the Restricted Period shall end in the event that the Company fails to make any payments required by Section 7 hereof within 10 days after written notice from Employee to the Company of such failure. For purposes of this Section 9.3(a), “Customer” shall mean any company or individual: (i) who contacted Employee, whom Employee contacted or served, or for whom Employee supervised contact or service regarding the actual or potential purchase of Company Group products or services during the Term; (ii) who purchased products or services from the Company Group during the Term; and/or (iii) who was an active prospect of the Company Group for the purchase of products or services from the Company Group during the Term. For the purpose of this Section 9.3, “directly or indirectly” shall include any activity, on behalf of Employee or on behalf of or in conjunction with any other person or entity, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor or otherwise, except that nothing in this Agreement shall prohibit Employee from being a passive holder, for investment purposes only, of not more than 2% of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market or from being a passive holder in Yamasee.

10.         Intellectual Property.

10.1         The Company’s Proprietary Rights. Employee acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Employee, solely or jointly, during the Term that relates to the actual or anticipated businesses of the Company Group or results from or is suggested by any work performed by employees or other independent contractors for or on behalf of the Company Group (“Company Intellectual Property”) shall be deemed “work for hire” and shall be and remain the sole and exclusive property of the Company or other applicable member of the Company Group for any and all purposes and uses whatsoever as soon as Employee conceives or develops such Intellectual Property, and Employee hereby agrees that his assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. If for any reason such Company Intellectual Property is not deemed to be “work-for-hire,” then Employee hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Employee for such assignment. Employee also hereby waives all claims to any moral rights or other special rights that Employee may have or may accrue in any Company Intellectual Property. As used in this Agreement, "Intellectual Property" shall mean and include any ideas, inventions (whether or not patentable), designs, improvements, discoveries, innovations, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, Confidential Information and any other patents, inventions or works of creative authorship.

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10.2         Cooperation. Employee agrees to assist the Company Group, and to take all reasonable steps, with securing patents, registering copyrights and trademarks, and obtaining any other forms of protection for the Intellectual Property in the United States and elsewhere, all at the sole cost and expense of the Company. In particular, at the Company’s sole cost and expense, forthwith upon request of the Company, Employee shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order (i) to vest in the applicable member of the Company Group all of Employee’s right, title, and interest in and to such Intellectual Property, free and clear of liens, mortgages, security interests, pledges, charges, and encumbrances (“Liens”) (and Employee agrees to take such action as is reasonably necessary to remove all such Liens) and (ii), if patentable or copyrightable, to obtain patents or copyrights (including extensions and renewals) therefor in any and all countries in such name as the Company shall determine. If – despite the Company’s reasonable best efforts to get Employee to sign any lawful or necessary documents required in order for the Company Group to apply for and obtain any copyright or patent with respect to any work performed by Employee under this Agreement (including applications or renewals, extensions, divisions or continuations) – Employee fails to sign such documents, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and in Employee’s behalf, and in Employee’s place and stead, to execute and file any such applications or documents and to do all other lawfully permitted reasonable acts to further the prosecution and issuance of copyrights and patents with respect to such Intellectual Property with the same legal force and effect as if executed or undertaken by Employee, provided that the Company may not take any such act that would directly result in liability to Employee, unless such liability results from, in whole or in part, Employee’s breach of this Agreement.

10.3         No infringement. Employee represents and warrants to the Company that, to the best of Employee’s knowledge, all Services, Intellectual Property and any other work Employee delivers to the Company Group shall be original and shall not infringe upon or violate any patent, copyright or proprietary right of any person or third party.

10.4         License to Prior Invention. If Employee in the course of providing the Services incorporates into Company Intellectual Property a product that Employee has, alone or jointly with others, conceived, developed or reduced to practice prior to Employee’s engagement with the Company in which Employee has a property right (each, a “Prior Invention”), Employee hereby grants to the Company Group a perpetual, nonexclusive, royalty-free, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use and sell such Prior Invention.

11.         Non-Disparagement.

11.1         During and after Employee’s engagement hereunder, except as may be required by law, Employee may not make any statement (verbal, written or otherwise) about the Company Group or any of its members or their respective financial status, business, personnel, directors, officers, consultants, services or business methods that is intended to or is reasonably likely to disparage or denigrate the Company Group and/or any of its individual members.

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11.2         During and after Employee’s engagement hereunder, except as may be required by law, the Company Group will not cause any person to make, and none of the Company Group’s officers and directors shall make, any disparaging or denigrating statement (verbal, written or otherwise) about Employee including, without limitation, disparaging Employee in connection with disclosing the facts or circumstances surrounding any termination of Employee’s engagement hereunder or criticizing Employee’s performance as an executive officer of any member of the Company Group. Nothing in this Section 11.2 shall create any personal liability on behalf of any officers or directors of the Company Group.

12.          Cooperation. During and after the Term, Employee shall assist and cooperate with the Company Group, upon reasonable advance notice with due consideration for his other business or personal commitments, in connection with the defense or prosecution of any claim that may be made against or by any member of the Company Group, or in connection with any ongoing or future investigation or dispute or claim of any kind involving any member of the Company Group, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding or executing and delivering to the applicable member of the Company Group such documents that may be reasonably necessary to carry out the provisions of this Section 12, in each case, to the extent such claims, investigations or proceedings relate to the Services or any other work performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee involving the Company Group. In no event shall Employee’s cooperation materially interfere with Employee’s services for a subsequent employer or other similar service recipient; however, Employee will make reasonable good faith efforts to fulfill his obligations under this Section 12 in a manner that will not result in any such interference. The Company will (i) promptly reimburse Employee for reasonable expenses Employee incurs in fulfilling Employee’s obligations under this Section 12 and (ii) except with respect to any testimony given by Employee, reasonably compensate Employee for any continued material services as required under this Section 12.

13.          Company Property. Employee agrees that all Confidential Information, trade secrets, drawings, designs, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photographs, facsimile, software, computers, PDAs, Blackberries and other documents (electronic or otherwise), materials and equipment of any kind that Employee has acquired or will acquire during the course of the Term and/or providing the Services are and remain the property of the Company Group. Upon termination of Employee’s engagement hereunder, or sooner if requested by the Company, Employee shall return all such documents, materials and records to the Company and not make or take copies of the same without the prior written consent of the Company.

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14.          Remedies. Employee acknowledges and agrees that a breach of Sections 9 through 13 above would injure the Company Group irreparably in a way which could not be adequately compensated for by an award of monetary damages. Employee therefore consents to the issuance to the Company Group or any of its members, as applicable, of a preliminary and/or permanent injunction, without the posting of a bond, to restrain any such breach or threatened breach of those sections. Additionally, in the event Employee breaches or threatens to breach any of the covenants, promises or obligations contained in this Agreement, the Company Group shall be entitled to recover without limitation from Employee all costs and fees (including reasonable attorneys’ fees) incurred by the Company Group in connection with enforcing this Agreement. Nothing herein shall be construed, however, as prohibiting the Company Group from pursuing any other available remedies for such breach or threatened breach.

15.          Representations Regarding Prior Work and Legal Obligations.

15.1         Employee represents and warrants that Employee has no agreement or other legal obligation with any prior employer, or any other person or entity that restricts Employee’s ability to accept or ability to perform the Services under, the engagement hereunder with the Company. Employee further represents and warrants that he is not party to any agreement (including, without limitation, a non-competition, non-solicitation, no hire or similar agreement) and has no other legal obligation that restricts in any way Employee’s ability to perform the Services and other obligations to the Company Group, including, without limitation, those under this Agreement.

15.2         Employee acknowledges and agrees that it has been instructed by the Company that at no time should Employee divulge to or use for the benefit of the Company Group any trade secret or confidential or proprietary information of any previous entity with which Employee was affiliated or of any other third-party. Employee expressly represents and warrants that Employee has not divulged or used any such information for the benefit of the Company Group and will not do so.

15.3         Employee represents and agrees that Employee has not and will not misappropriate any intellectual property belonging to any other person or entity.

15.4         Employee represents and acknowledges that the Company is basing important business decisions on these representations, agreements and warranties, and it affirms that all of the statements included herein are true. Employee agrees that Employee shall defend, indemnify and hold the Company Group harmless from any Claim by any person in any way arising out of, relating to, or in connection with a breach and/or the falsity of any of the representations, agreements and warranties made by Employee in this Section 15.

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16.         Indemnification.

16.1         Subject to limitations imposed by law, the Company and Holdings shall indemnify and hold harmless Employee to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Employee was or is a party or is threatened to be made a party by reason of the fact that Employee is or was an officer, employee or agent of a member of the Company Group, or by reason of anything done or not done by Employee in any such capacity or capacities, provided that Employee acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner it or he reasonably believed to be in or not opposed to the best interests of the Company Group, and, with respect to any criminal action or proceeding, had no reasonable cause to believe it or his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by Employee as a result Employee being called as a witness in connection with any matter involving the Company Group and/or any of its officers or directors, provided that the Company shall not be obligated to pay for any such attorney’s fees if there is no appreciable risk of liability to Employee as a result of serving as such a witness, provided further that, in such event, the Company (at its expense) will provide Employee with reasonable access to the Company’s legal counsel for the sole purpose of advising Employee in connection his serving as such a witness.

16.2         The Company and Holdings shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by Employee in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 16 in advance of the final disposition of such action, suit or proceeding, as such expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities come due. The Company shall promptly pay the amount of such expenses to Employee but in no event later than (ten) 10 days following Employee’s delivery to the Company of a written request for an advance pursuant to this Section 16, together with a reasonable accounting of such expenses.

16.3         Employee hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 16 within ten (10) days after an ultimate finding that Employee is not entitled to be indemnified by the Company for such amounts.

16.4         The Company shall make the advances contemplated by this Section 16 regardless of Employee’s financial ability to make repayment, and regardless whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 16 shall be unsecured and interest-free.

16.5         The provisions of this Section 16 shall survive the termination of the Term or expiration of the term of this Agreement.

17.         Liability Insurance. The Company Group will cover Employee under its officers’ and directors’ liability insurance in the same amount and to the same extent as the Company Group covers its other officers and directors.

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18.         Miscellaneous Provisions.

18.1         Section 409A Compliance. Unless otherwise expressly provided, any payment of compensation by Company to Employee, whether pursuant to this Agreement or otherwise, shall be made no later than the 15th day of the third month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Employee’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)). For purposes of this Agreement, termination of Employee’s engagement hereunder shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent that any severance payments (including payments on termination for “Good Reason”) come within the definition of “involuntary severance” under Section 409A, such amounts up to the lesser of two times Employee’s annual compensation for the year preceding the year of termination or two times the Section 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the following Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither Party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and Employee shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A. In the event that Employee is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (i) the first day of the seventh (7th) complete calendar month following such termination, or (ii) Employee’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Employee incurs such expenses, and Employee shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

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18.2         Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Employee, and shall inure to the benefit of and be binding upon the Company and its successors and assigns, but the obligations of Employee are personal services and may not be delegated or assigned. Employee shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Employee’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company, if in any such case such person or entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party thereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

18.3         Right of Set-Off. To the extent permitted by applicable law, each Party may at any time offset against any amounts owed to the other Party hereunder or otherwise due to such other Party, or anyone claiming through or under such other Party, any debt or debts due or to become due to it from such other Party.

18.4         Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

18.5         Choice of Law and Forum. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict-of-law principles. The parties agree that any dispute concerning or arising out of this Agreement or Employee’s engagement hereunder (or termination thereof) shall be tried exclusively in an appropriate state or federal court in the state of Delaware and hereby consent, and waive any objection, to the jurisdiction of any such court.

18.6         Mutual Waiver of Jury Trial. Employee and the Company each hereby waive the right to trial by jury in any action or proceeding, regardless of the subject matter, between them, including, without limitation, any action or proceeding based upon, arising out of, or in any way relating to this Agreement and all matters concerning Employee’s engagement hereunder (or the termination thereof). Employee and the Company further agree that either of them may file a copy of this Agreement with any court as written evidence of the knowing, voluntary, and bargained agreement between Employee and the Company irrevocably to waive trial by jury, and that any dispute or controversy whatsoever between Employee and the Company Group shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

18.7         Notices.

(a)          Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i)          If to Employee, to Employee’s address on the books and records of the Company.

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(ii)         If to the Company, to the Chairman of the Board of Directors, 910 SE 17th Street, Ft. Lauderdale, FL 33316, or at such other mailing address or email address as it may have furnished in writing to Employee.

(b)          Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

18.8         Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond termination of Employee’s engagement hereunder, including without limitation those in Sections 7, 9-14 and 16-18 hereof, shall survive the termination of this Agreement and of Employee’s engagement hereunder for any reason.

18.9         Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

18.10         Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements regarding such subject matter including but not limited to the Services Agreement. The Company and Employee each acknowledges and agrees that it is not relying on, and it may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

18.11         Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Board. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18.12         Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the Parties, other members of the Company Group, Employee and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

18.13         Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic, electronically scanned and facsimiles of such signed counterparts may be used in lieu of the originals for any purpose.

[The remainder of this page is intentionally blank; signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

EMPLOYEE

/s/ Zivi Nedivi	1/30/2015
Zivi Nedivi

CYALUME TECHNOLOGIES, INC.

By:	/s/ Michael Bielonko	1/30/2015
Name: Michael Bielonko
Title: Chief Financial Officer

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Michael Bielonko	1/30/2015
Name: Michael Bielonko
Title: Chief Financial Officer

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Exhibit A – Form of General Release of Claims for Employee

GENERAL RELEASE OF CLAIMS

1.          For good and valuable consideration, including without limitation the payments made to Zivi Nedivi (“Employee”), pursuant to Section 7.2 of the Employment Agreement, effective as of ____________ __, 2015, by and between Cyalume Technologies, Inc. (the “Company”), Cyalume Technologies Holdings, Inc. (“Holdings”) and Employee, Employee hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Company, Holdings and their former and current parents, subsidiaries, divisions, affiliates, predecessors, successors and assigns, and each of their current and former agents, employees, officers, directors, shareholders, members, trustees, heirs, attorneys, representatives, owners and servants, (collectively, the “Released Parties”) from any and all claims, costs or expenses of any kind or nature whatsoever (collectively, “Claims”), whether known or unknown, foreseen or unforeseen, that Employee ever had, now has or may have based upon any matter, fact, cause or thing, occurring from the beginning of time up to and including the date Employee executes this General Release of Claims, including, without limitation, all Claims regarding Employee’s appointment as the Chief Executive Officer (“CEO”) of the Company, Holdings and their respective subsidiaries and affiliates (the “Company Group”), any events that may have occurred during the course of Employee’s relationships with the Company Group or the termination of such relationships, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred in connection Employee’s provision of services to the members of the Company Group or the termination of his relationships with the Company Group. Employee acknowledges that the Company has encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Employee expressly waives any and all claims under ADEA that he may have as of the date hereof. Employee further understands that, by signing this General Release of Claims, he is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 7 of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Employee may have against a member of the Company Group, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by any member of the Company Group in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of Holdings.

2.          Employee represents that he has not filed against any of the Released Parties any Claims that he has released in paragraph 1 above, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any such Claim against the Released Parties; provided, however, Employee shall not have relinquished his right to commence a proceeding to challenge whether he knowingly and voluntarily waived his rights, if any, under ADEA.

3.          Employee confirms that he either has or hereby resigns his appointment as CEO of the members of the Company Group and all other officer or director positions (other than as a shareholder) that he may have with any and all members of the Company Group.

4.          Employee acknowledges and agrees that, if he breaches the terms of this General Release of Claims by filing, bringing or participating in any Claims or actions contrary to his general release of claims and representations herein, in addition to any other rights and remedies the Company and any other members of the Company Group may have against Employee, Employee agrees to pay the costs and expenses (including reasonable attorney’s fees) incurred by the Company or another member of the Company Group, as the case may be, in defending against such Claims or actions brought by Employee or on Employee’s behalf or in enforcing the terms of this General Release of Claims. This paragraph 4 shall not apply to any Claims that Employee files under ADEA or any challenge that Employee makes to the validity of the ADEA waiver contained in this General Release of Claims.

5.          Employee hereby acknowledges that the Company has informed him that he has up to fifty (50) days following the termination of Employee’s engagement under the Employment Agreement to sign this General Release of Claims and he may knowingly and voluntarily waive that fifty (50) day period by signing this General Release of Claims earlier. Employee also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Chairman of the Board of Directors of the Company, with a copy to Bruce I. March, Greenberg Traurig, P.A., 401 East Las Olas Blvd., Suite 2000, Fort Lauderdale, FL 33301, marchb@gtlaw.com.

6.          Employee acknowledges and agrees that (i) this General Release of Claims shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict-of-law principles, and (ii) any dispute concerning or arising out of this General Release of Claims or Employee’s engagement under the Employment Agreement (or termination thereof) shall be tried exclusively in an appropriate state or federal court in the state of Delaware and hereby consents, and waives any objection, to the jurisdiction of any such court.

7.          Employee acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this General Release of Claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

8.          This General Release of Claims shall take effect on the eighth day following Employee’s execution of this General Release of Claims, unless previously revoked by Employee pursuant to paragraph 5 above.

Dated:
Zivi Nedivi

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